Exhibit 99.1

J. ALEXANDER’S HOLDINGS, INC. TO BE ACQUIRED BY SPB HOSPITALITY LLC

SHAREHOLDERS TO RECEIVE $14.00 PER SHARE IN CASH

NASHVILLE, Tennessee, July 2, 2021 - J. Alexander’s Holdings, Inc. (the “Company” or “J. Alexander’s”) (NYSE: JAX), owner and operator of J. Alexander’s Restaurant, Redlands Grill, Stoney River Steakhouse and Grill and selected other restaurants, today announced that the Company entered into a merger agreement under which SPB Hospitality LLC (“SPB Hospitality”) will acquire the Company in an all cash transaction valued at approximately $220 million. The Company’s shareholders will receive $14.00 in cash per share of common stock of the Company, representing a 78% percent premium to the closing share price on February 9, 2021, the last trading day prior to the Company’s announcement of its commitment to completing the strategic alternatives process, and a premium of approximately 14% to the price on July 1, 2021.

Certain of the Company’s officers, directors and shareholders including Newport Global Opportunities Fund I-A LP and Ancora Holdings LLC, holding, in the aggregate, as of July 1, 2021, over 20% of the outstanding shares of Company common stock, entered into a voting agreement with SPB Hospitality pursuant to which they agreed, among other things, to vote their respective shares of Company common stock in favor of the merger.

The merger was approved by J. Alexander’s Board of Directors following a review of a wide range of strategic alternatives, which was first announced in August 2019, and continued in 2020 (until the onset of the pandemic) and 2021. The transaction is expected to be completed early in the fourth quarter of 2021, subject to approval by J. Alexander’s shareholders, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as well as other customary closing conditions.

Lonnie J. Stout II, Executive Chairman of the Board of Directors, said, “Our board evaluated a full range of strategic, financial and capital structure alternatives to best serve the interests of our shareholders. After a thorough evaluation and strategic process, the Board is confident that this transaction provides excellent value to our shareholders.”

Mark A. Parkey, President and Chief Executive Officer, added, “The merger transaction will provide liquidity at a significant premium for our shareholders while providing a home for our concepts, our employees, and our loyal guests with SPB Hospitality.”

“We are honored to acquire these storied brands and look forward to welcoming this experienced team into the SPB family,” said SPB Hospitality Chief Executive Officer, Jim Mazany. “Lonnie and Mark are true pioneers and respected leaders in the industry. Partnering with the Company to harness the power of these brands is an incredible opportunity.”

Piper Sandler & Co. acted as financial advisor and Bass, Berry & Sims PLC acted as legal counsel to J. Alexander’s and its Board of Directors. J.P. Morgan Securities LLC and Configure Partners LLC served as financial advisors and Hunton Andrews Kurth LLP served as legal counsel to SPB Hospitality.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The Company presently operates 47 restaurants in 16 states. The Company has its headquarters in Nashville, TN.

For additional information, visit www.jalexandersholdings.com

About SPB Hospitality

SPB Hospitality is a leading operator and franchisor of full-service dining restaurants, spanning a national footprint of hundreds of restaurants and breweries in 38 states and the District of Columbia. Based in Houston, the company’s diverse portfolio of restaurant brands includes Logan’s Roadhouse, Old Chicago Pizza & Taproom, Rock Bottom Restaurant & Brewery, Gordon Biersch Brewery Restaurant, and a collection of specialty restaurant concepts.

For more information about SPB Hospitality, visit spbhospitality.com.

Forward Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the Company’s shareholders and the receipt of certain regulatory approvals; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts current plans; (vi) risks related to diverting management’s attention from the Company’s ongoing business operations; (vii) the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the proposed transaction; (viii) unexpected costs, charges or expenses resulting from the proposed transaction; (ix) the risk that the transaction might be delayed or not completed if the conditions to closing are not satisfied or the party to the equity commitment letter does not fulfill its commitment and (x) other risks described in the Company’s filings with the SEC, such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and

Exchange Commission on March 18, 2021, as amended on April 29, 2021, and subsequent filings. Except as required by law, the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.

Jessica Hagler

Chief Financial Officer

(615) 269-1900

Additional Information and Where to Find It

In connection with the proposed merger, the Company expects to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on Schedule 14A. In addition, the Company expects to file with the SEC and furnish to its shareholders a definitive proxy statement on Schedule 14A, as well as other relevant documents concerning the proposed merger. Promptly after filing its definitive proxy statement with the SEC, J. Alexander’s will mail the definitive proxy statement and a proxy card to each shareholder of J. Alexander’s entitled to vote at the special meeting relating to the proposed merger. The preliminary proxy statement and definitive proxy statement will contain important information about the proposed merger and related matters. SHAREHOLDERS OF J. ALEXANDER’S ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT J. ALEXANDER’S WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT J. ALEXANDER’S, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT THAT HOLDERS OF THE COMPANY’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING VOTING. This press release is not a substitute for the preliminary proxy statement, definitive proxy statement, or any other document that J. Alexander’s may file with the SEC and send to its shareholders in connection with the proposed merger. The proposed merger will be submitted to J. Alexander’s shareholders for their consideration.

Shareholders of J. Alexander’s will be able to obtain the preliminary proxy statement, definitive proxy statement, as well as other filings containing information about J. Alexander’s and the proposed merger, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statements (when available) and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by going to J. Alexander’s Investor Relations page on its website at https://investor.jalexandersholdings.com.

Participants in Solicitation

J. Alexander’s and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding the interests of the Company’s directors and executive officers and their ownership of shares of the Company’s common stock is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on May 13, 2021. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the proposed merger, by security holdings or otherwise, will be contained in the preliminary proxy statement, definitive proxy statement, and other relevant materials to be filed with the SEC in connection with the proposed merger when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.